Burbank, CA, March 31, 1998 -- Shareholders of Iwerks Entertainment, Inc. (NMS:IWRK) today rejected the company's proposed merger with Showscan Entertainment Inc. (NMS:SHOW) in a vote announced at Iwerks' annual meeting of shareholders.

"We are disappointed with the results, but are still prepared to move forward with our strategy and plans for growing Iwerks," said Charles Goldwater, Chairman and Chief Executive Officer of Iwerks. "The tactics and timing of results may change as a result of this vote, but our mission -- to firmly establish this company as a full-service provider of entertainment attractions -- remains the same."

He added, "In pursuing our goals, we will be responsive to the concerns of our stockholders who have spoken today through their votes."

Mr. Goldwater said that Iwerks' future "begins with looking at the company from an expanded perspective -- as an entertainment company built on a strong foundation of superior hardware and technology." He cited five specific areas of strategic emphasis for the company moving forward:

--  improving cost efficiency;

--  accelerating and expanding sales activities;

--  improving the quality of and investment return on Iwerks' film assets;

--  extending the Iwerks brand through stepped-up marketing efforts;

--  strengthening the company's management ranks.

"There are certainly a number of challenges looming ahead, but we already are moving aggressively to make good things happen," he said.

With respect to the other business before the shareholders' meeting, Mr. Goldwater was elected to the Board of Directors to serve a three-year term, and proposed amendments to Iwerks' stock option plan were defeated.

Iwerks is one of the world's leading providers and distributors of immersive entertainment attractions such as 2-D and 3-D ride simulation, 2-D and 3-D giant screen theaters, 360-degree video dance clubs and other attractions.

Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location based entertainment centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more. Visit Iwerks on the Internet at WWW.IWERKS.COM.


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                     FORWARD-LOOKING STATEMENT DISCLOSURE
                     ------------------------------------

With the exception of the historical information, certain matters discussed herein are forward-looking statements within the meaning of Section 27A of the Securities Act. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including the following: (i) the Company's performance under its existing contracts and its ability to achieve future contracts, (ii) the Company's ability to generate future revenues, control the level of costs of sales, the ability of the Company to maintain sales prices at levels that maintain gross margins, and the level of selling, general and administrative expenses, (iii) the success of the Company's film licensing, distribution and owned and operated strategies, (iv) the Company's ability to secure additional sponsors for its Reactors or alternative sources of revenues, (v) the success of the Company's film software, (vi) general economic conditions in the United States and the Company's international markets, and (vii) the other factors discussed under the caption, "Risk Factors," in the Company's filings with the Securities and Exchange Commission.

The Company does not ordinarily make projections of future operating performance and undertakes no obligation to publicly release the result of any revisions to the projections or any other forward-looking information included herein that may be made to reflect any future events or circumstances.
------------------------------------------------------------------------
Contact:
     Iwerks Entertainment, Inc.
     Bruce Hinckley, 818/840-6192
                or
     BSMG Worldwide
     Joe Kessler, 310/442-2532